Exhibit 99.2

Contact:	Brett Perryman
Affiliated Managers Group, Inc.
(617) 747-3300

Beth McGoldrick
Compton Consulting Group
(617) 451-2030

AMG Announces the Formation of Managers Investment Group to Create Expanded Distribution Services Platform

Firm combines distribution expertise and capacity from AMG firms

Boston, MA, August 24, 2004 – Affiliated Managers Group, Inc. (NYSE: AMG) announced that it will form Managers Investment Group, LLC (“Managers”), an expanded platform to create, distribute and service mutual fund and separate account products through intermediaries, primarily in segments of the retail marketplace.  The Managers platform will leverage the product creation, packaging, distribution and account servicing infrastructure and expertise of four businesses that are part of AMG to create a single point of contact for more than 75 institutional-quality investment products offered to separate account and mutual fund investors through banks, brokerage firms and other sponsored platforms.

The Managers platform will combine the high quality products, distribution and operational expertise, and account management of (i) The Managers Funds LLC (“Managers Funds”), the advisor to The Managers Funds and Managers AMG Funds, specializing in the creation of mutual fund products distributed to retail and institutional clients directly and through intermediaries and (ii) Portfolio Services Group (“PSG”), an AMG-sponsored platform specializing in the distribution of institutional-quality products managed by AMG Affiliates into broker-sold separately managed account programs, with (iii) the regional sales and client service teams from Rorer Asset Management, LLC (“Rorer”), a leading provider of separately managed account products, and (iv) the AMG-sponsored state-of-the-art back office platform built by Rorer called Advantage Outsourcing Solutions (“AOS”).

Managers will be run by a team drawn from all three firms, headed by Bruce Aronow of Rorer, Peter Lebovitz of Managers Funds, and John Streur of PSG.  Managers’ team of over 30 sales professionals will distribute single and multi-manager mutual fund and separate account products, as well as a suite of asset allocation solutions, presently distributed by the Managers Funds, PSG and Rorer sales forces, including products managed by more than 10 of AMG’s independent Affiliates.

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“Managers will leverage the complementary skills and resources of multiple AMG businesses to create an entity with the depth and breadth of resources to be an important strategic partner and single point of contact for banks, brokerage firms and other sponsored platforms, providing access to institutional-quality investment management products on behalf of their clients,” stated Nate Dalton, Executive Vice President in charge of Affiliate Development at AMG.  “Through Managers, we will bring together the strengths of our collective businesses to expand our product offerings and access new segments of the retail marketplace.”

Managers, which will have offices in Chicago, Norwalk, Connecticut, Philadelphia, and San Francisco, is expected to be launched by the end of the year.

AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms.  AMG’s affiliated investment management firms managed over $100 billion in assets as of June 30, 2004.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2003.

For more information on The Managers Funds and Managers AMG Funds, including risks, charges, expenses and other information, please call (800) 835-3879 or visit www.managersfunds.com to request a prospectus.  Please read the prospectus carefully and consider the risks before you invest or send money.  Distributed by Managers Distributors, Inc., member NASD.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.